Exhibit 99	CONTACT:	Mark J. Plush
Vice President and Chief Financial Officer

[Keithley Logo]	Keithley Instruments, Inc.
28775 Aurora Road Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 35% SALES GROWTH AND 49%
ORDER GROWTH FOR FISCAL 2004 FOURTH QUARTER

•	Highest orders, sales and earnings quarter in last three years

Cleveland, Ohio — November 4, 2004 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fourth quarter and year that ended September 30, 2004.

Fourth Quarter Results

Net sales of $39.7 million for the fourth quarter of fiscal 2004 increased 35 percent from the prior year’s fourth quarter sales of $29.3 million. Of the 35 percent increase, approximately three percentage points were due to the effect of a weaker U.S. dollar. Sequentially, sales increased eight percent from the third quarter. The company reported pretax earnings for the fourth quarter of fiscal 2004 of $5.4 million versus $1.1 million last year. Net income for the fourth quarter of fiscal 2004 was $4.5 million, or $0.27 per share, compared with a net loss of $0.8 million, or $0.05 per share, last year. The current year’s quarterly tax rate was 16.4 percent as a result of the utilization of tax credits. The prior year’s quarterly net loss included $1.8 million, or $0.12 per share, in income tax expense for the establishment of a tax valuation allowance.

Orders of $40.5 million for the fourth quarter increased 49 percent from last year’s fourth quarter orders of $27.2 million. Geographically, orders were up 67 percent in the United States, up 45 percent in the Pacific Basin and up 24 percent in Europe, when compared to the prior year. Orders from the company’s semiconductor customers were up approximately 90 percent, orders from precision electronic components and subassembly manufacturers were up about 25 percent, orders from wireless communications customers increased approximately 60 percent, and research and education customer orders were up approximately 20 percent compared to the prior year’s quarter. Sequentially, orders increased 13 percent from the third quarter of fiscal 2004, primarily due to strong semiconductor and research/education customer orders, and continued strength in wireless orders. Order backlog increased $0.6 million during the quarter to $16.0 million at September 30, 2004.

“We reported another strong quarter, which exceeded our guidance,” stated Joseph P. Keithley, the company’s Chairman, President and Chief Executive Officer. “We saw strong orders during the quarter and are pleased that the trend of sequentially higher sales and orders continued throughout the entire fiscal year. Selling, general and administrative expenses were higher in the fourth quarter than in the previous quarters as commissions and other incentive plan expenses increased due to the strong performance in fiscal 2004.”

Fiscal Year Results

Net sales for fiscal 2004 were $140.2 million, up 31 percent from $106.7 million in fiscal 2003. Approximately four percentage points of the 31 percent increase were due to the effect of a weaker U.S. dollar. The company reported net income of $11.4 million, or $0.69 per share, versus a net loss of $4.2 million, or $0.27 per share, in fiscal 2003. The current year’s tax rate was 26.8 percent as a result of the utilization of tax credits and benefits from the extraterritorial income exclusion. The prior year’s net loss included $1.8 million, or $0.12 per share, in income tax expense for the establishment of a tax valuation allowance. Also included in the prior year’s net loss was $0.03 per share for severance charges.

Orders for fiscal 2004 were $138.6 million, up 32 percent from the prior year. Geographically, orders increased 27 percent both in the United States and in the Pacific Basin, and increased 34 percent in Europe. Orders increased from all major industry sectors, with semiconductor customer orders up approximately 50 percent, wireless orders up approximately 40 percent, precision electronic components and subassembly manufacturers orders up 30 percent, and research and education orders up approximately five percent. Optoelectronic customer orders more than doubled from the prior year and were just under five percent of total orders. For fiscal year 2004, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were about 20 percent, precision electronic components and subassembly manufacturers were approximately 25 percent, and research/education orders were about 15 percent.

The company generated $5.2 million in cash from operations during the fourth quarter and $15.0 million during fiscal 2004, increasing cash and short-term investments to $48.6 million at September 30, 2004. Total debt was $0.4 million at September 30, 2004. The company continues to focus on effective management of inventory, accounts receivable, and property, plant and equipment, which enabled us to achieve industry-leading return on these assets. Inventory turns improved to 5.1 at September 30, 2004, from 3.9 a year ago, and days sales outstanding were 48 at September 30, 2004, the same as a year ago.

Operational Highlights

“In September, we announced that we had received a multi-site order from a leading Korean semiconductor manufacturer for our Model S680 DC/RF Parametric Test System. The order represents tools for production process control of both 200mm and 300mm wafers. The customer chose Keithley, in part, because the Model S680 demonstrated higher throughput in a head-to-head benchmark against the competition. Furthermore, the unique architecture of the Model S680 provided the IC maker with superior measurement results at the probe tip for better process control of the fabrication of its flash memory devices,” stated Keithley.

“We also are pleased to have achieved a design win at a new customer’s state-of-the-art 300mm fab in Germany to support full production of advanced logic chips. A key aspect of our selection was our RF measurement capability for advanced devices offered by the Model S680 DC/RF Parametric Test System, as well as our ability to provide local applications support. We expect this customer to purchase a full complement of parametric testers during 2005-2006.”

Business Outlook

“We are very pleased with our strong financial results this quarter, as well as for the fiscal year. We significantly improved our operating leverage, particularly in our gross margins, driven in part by our lean manufacturing initiative,” stated Keithley. “Our ability to grow revenue continues to be contingent upon our customers’ spending patterns, and upon our ability to continue to gain market share. There appears to be a more cautious attitude amongst our customers with regard to their capital spending plans, particularly those in the semiconductor industry. Our sales for the December quarter will continue to be order dependent.”

Based upon current expectations, the company is estimating sales for the first quarter of fiscal 2005, which will end December 31, 2004, to range between $35 and $38 million. Pretax earnings are expected to be between the upper single-digits and the lower teens as a percentage of sales. Selling, general and administrative expenses are expected to be lower in the first quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004.

Stock Buyback Program

During the fourth quarter, the company did not repurchase any shares. Under the terms of the buyback program the company may buy back up to 2,000,000 Common Shares through December 2006.

Forward-Looking Statements

Statements in the “Operational Highlights” and “Business Outlook” sections of this release that are not historical statements are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry; customers delaying or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, or changes in deferred tax assets; foreign currency fluctuations which could affect worldwide operations; costs and other effects of legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, November 4, 2004, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,
	2004		2003		2004		2003
NET SALES	$39,695	100.0%	$29,303	100.0%	$140,248	100.0%	$106,718	100.0%

Cost of goods sold	15,876	40.0	12,346	42.1	54,605	38.9	47,646	44.7

Selling, general and administrative expenses	14,654	36.9	12,228	41.7	55,533	39.6	49,786	46.6
Product development expenses	3,904	9.8	3,408	11.6	15,017	10.7	13,488	12.6
Severance charges	—	—	310	1.1	—	—	845	0.8

Operating income (loss)	5,261	13.3	1,011	3.5	15,093	10.8	(5,047)	(4.7)

Investment income	135	0.3	139	0.5	540	0.4	896	0.8
Interest expense	(26)	(0.1)	(9)	(0.1)	(92)	(0.1)	(210)	(0.2)

Income (loss) before income taxes	5,370	13.5	1,141	3.9	15,541	11.1	(4,361)	(4.1)

Income taxes (benefit)	880	2.2	1,977	6.7	4,160	3.0	(169)	(0.2)

NET INCOME (LOSS)	$4,490	11.3%	$(836)	(2.8)%	$11,381	8.1%	$(4,192)	(3.9)%

Basic earnings (loss) per share	$0.28		$(0.05)		$0.71		$(0.27)

Diluted earnings (loss) per share	$0.27		$(0.05)		$0.69		$(0.27)

Cash dividends per Common Share	$.0375		$.0375		$.1500		$.1500

Cash dividends per Class B Common Share	$.0300		$.0300		$.1200		$.1200

Weighted average number of shares outstanding — Diluted (000)	16,615		15,501		16,544		15,487

Certain amounts in the prior year have been reclassified to be consistent with the current year’s presentation.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	September 30, 2004	September 30, 2003
ASSETS

Current assets:
Cash and cash equivalents	$16,451	$15,739
Short-term investments	32,112	20,070
Refundable income taxes	181	519
Accounts receivable and other, net of allowances	21,435	15,607
Inventory	12,615	11,214
Other current assets	10,042	5,111

Total current assets	92,836	68,260

Property, plant and equipment, net	14,303	14,301
Other assets	32,154	31,625

Total assets	$139,293	$114,186

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,422	$7,071
Other current liabilities	21,047	12,721

Total current liabilities	28,469	19,792

Long-term debt	—	—
Other long-term liabilities	9,247	9,631

Shareholders’ equity	101,577	84,763

Total liabilities and shareholders’ equity	$139,293	$114,186